Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Comstock Resources, Inc. and to the reserve estimates as of December 31, 2016 and our report thereon in the Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference into the Prospectus contained in the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about April 25, 2017, and any subsequent amendments thereto.

/s/ Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

April 25, 2017